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OFFICER’S CERTIFICATE

For the reporting period January 1, 2020 through December 31, 2020

Morgan Stanley Bank of America Merrill Lynch Trust 2015-C21,

Commercial Mortgage Pass-Through Certificates, Series 2015-C21

As authorized Officer of TRIMONT REAL ESTATE ADVISORS, LLC f/k/a Trimont Real Estate Advisors, Inc., the “Subservicer” under that certain Subservicing Agreement dated as of February 1, 2015, between Subservicer and KeyBank National Association (the “Agreement”), and with respect to the preceding calendar period, a review of the activities of Subservicer, as during the period and its performance under the Agreement has been made under such Officer’s supervision.

To the best of such Officer’s knowledge, based on such review, the Subservicer has fulfilled its obligations under the Agreement in all material respects throughout such period.

Date: 23 day of February-2021

TRIMONT REAL ESTATE ADVISORS, LLC

By: /s/ Cindy Barreda

Cindy Barreda

Authorized Signatory

AMSTERDAM ǀ ATLANTA ǀ DALLAS ǀ KANSAS CITY ǀ LONDON ǀ LOS ANGELES ǀ NEW YORK ǀ SYDNEY